Contact:  Bradford T. Ray          Joseph P. Bellino
          President                Chief Financial Officer
          502/245-2110             502/245-2110


     STEEL TECHNOLOGIES INC. ADOPTS SHAREHOLDER RIGHTS PLAN


LOUISVILLE, Ky. (April 24, 1998) - Steel Technologies Inc.
(NNM:STTX) today announced that its Board of Directors has adopted a shareholder rights plan in which a preferred stock purchase right will be distributed as a dividend on each share of the Company's common stock outstanding as of May 14, 1998.

The shareholder rights plan is similar to shareholder protection plans that have been adopted by a significant number of public companies in recent years.

"The Company's solid increase in earnings was a factor in the Board's adoption of a shareholders' rights plan," said Bradford
T. Ray, President and Chief Operating Officer of Steel Technologies Inc. "The rights plan was adopted to protect the interests of Steel Technologies' shareholders and to help ensure that potential acquirers do not use coercive tactics to deprive the Board and officers of the opportunity to determine the Company's future and to realize the full value of the shareholders' investment in Steel Technologies. The adoption of the plan is taken after careful study and consideration, not in response to any effort to acquire control of the Company, and the Company is not aware of any such takeover attempt. The rights plan is not intended to prevent an acquisition of the Company for a full and fair price in a transaction that is in the best interests of the Company and its shareholders."

The rights issued under the plan do not provide any immediate value to shareholders and will not dilute the shareholders' ownership in the Company. Until separate rights certificates are issued following a triggering event, the rights will be evidenced by Steel Technologies' common stock certificates, will automatically trade with the common stock, and will not be exercisable. In the event any person or group either acquires or makes a tender offer for 20% or more of common stock, holders of the rights (other than the Acquiring Person) will be able to purchase for $50, a number of shares of stock having a market value of $100.

Details of the shareholder rights agreement are outlined in a letter to shareholders which will be mailed to all shareholders of record on the close of business on May 14, 1998.

Steel Technologies Inc. processes flat rolled steel to specific thickness, width, temper, finish and shape requirements for the automotive, appliance, lawn and garden, agricultural, recreational and office equipment industries, among others. The Company operates eleven production facilities located throughout the United States and Mexico, and for the most recent fiscal year ended September 30, 1997, sales totaled $345.6 million.